Exhibit 4.2

EXECUTION VERSION

LOCK-UP AGREEMENT

LOCK-UP AGREEMENT, dated November 15, 2012 (as may be amended, supplemented or modified from time to time in accordance with the terms hereof, this “Agreement”) among InterMedia Outdoor Holdings, Inc., a Delaware corporation (the “Company”) and the parties identified as “OUTD Investors” and “IM Investors” on Schedule 1 hereto (collectively, the “Investors”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Outdoor Merger Sub, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company (“IM Merger Sub”), Outdoor Merger Corp., a Delaware corporation and an indirect wholly-owned subsidiary of the Company (“OUTD Merger Sub”), Outdoor Channel Holdings, Inc., a Delaware corporation (“OUTD”) and InterMedia Outdoors Holdings, LLC, a Delaware limited liability corporation (“IM”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which (i) IM Merger Sub shall merge with and into IM, with IM as the surviving limited liability company (the “IM Merger”), and (ii) OUTD Merger Sub shall merge with and into OUTD, with OUTD as the surviving corporation (the “OUTD Merger” and, together with the IM Merger, the “Mergers”);

WHEREAS, at the effective time of the Mergers, among other things, (i) the OUTD Investors and other stockholders of OUTD shall receive, in addition any cash to which such stockholder may be entitled, shares of Common Stock in exchange for the shares of stock of OUTD formerly held by them, and (ii) the IM Investors shall receive shares of Common Stock in exchange for the membership units of IM formerly held by them;

WHEREAS, as a condition and inducement to IM entering into the Merger Agreement and incurring the obligations set forth therein, the OUTD Investors concurrently with the execution and delivery of the Merger Agreement, are entering into this Agreement;

WHEREAS, as a condition and inducement to OUTD entering into the Merger Agreement and incurring the obligations set forth therein, the IM Investors concurrently with the execution and delivery of the Merger Agreement, are entering into this Agreement; and

WHEREAS, as a condition and inducement to OUTD and IM entering into the Merger Agreement and incurring the obligations set forth therein, the Company, the IM Investors, the OUTD Investors and certain other parties, concurrently with the execution and delivery of the Merger Agreement, are entering into the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions and Interpretation.

(a) Certain Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Agreement” has the meaning set forth in the Preamble.

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 promulgated under the Exchange Act.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the States of New York or California are authorized or required by law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.001 per share, of the Company and any other capital stock of the Company (or any successor entity) into which such stock is reclassified or reconstituted and any other common stock of the Company (or any successor entity).

“Consummation Date” has the meaning set forth in Section 2(a).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder.

“Holder” means the Investors and any Permitted Transferee thereof to whom Securities are transferred in accordance with Section 2.

“Investor” has the meaning set forth in the Preamble.

“IM” has the meaning set forth in the Recitals.

“IM Investors” has the meaning set forth on Schedule 1 hereto.

“IM Merger” has the meaning set forth in the Recitals.

“IM Merger Sub” has the meaning set forth in the Recitals.

“Lock-up Period” means the period commencing on the Consummation Date to and including the date that is, in the case of the OUTD Investors, six months following the Consummation Date, and, in the case of the IM Investors, 12 months following the Consummation Date.

“Merger Agreement” has the meaning set forth in the recitals.

“OUTD” has the meaning set forth in the recitals.

“OUTD Investors” has the meaning set forth on Schedule 1 hereto.

“OUTD Merger” has the meaning set forth in the recitals.

“OUTD Merger Sub” has the meaning set forth in the recitals.

“Permitted Transfer” has the meaning set forth in Section 2.

“Permitted Transferee” means, (i) with respect to any Holder who is an individual, (x) a member of such Holder’s immediate family (which shall mean any relationship by blood, marriage or adoption, not more remote than first cousin) or a trust, corporation, partnership or limited liability company for the benefit of an immediate family member, all of the beneficial interests of which shall be held by such Holder or one or more members of such Holder’s immediate family, and (y) such Holder’s heirs, successors, administrators and executor and any beneficiary pursuant to will, other testamentary document or applicable laws of decent, (ii) with respect to any Holder that is an entity, any Affiliate of such entity; provided, that, for the avoidance of doubt, no limited partner of any IM Investor that is a partnership shall constitute a “Permitted Transferee”, (iii) with respect to any Holder that is a trust, to a trustee or beneficiary of the trust and (iv) as a bona fide gift or gifts to any institution qualified as tax-exempt under Section 501(c)(3) of the Code.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Registrable Securities” has the meaning assigned to such term in the Registration Rights Agreement.

“Registration Rights Agreement” means that certain registration rights agreement dated as of the date hereof among the Company and certain investor parties named therein.

“Securities” shall mean any of the following: (i) any and all shares of Common Stock owned after the date hereof by the Holders (irrespective of when acquired) and any shares of Common Stock issuable upon exercise, conversion or exchange of other securities of the Company, (ii) any securities of the Company issued in respect of the shares of Common Stock issued or issuable to any of the by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise and any shares of Common Stock issuable upon conversion, exercise or exchange thereof and (iii) any other securities of the Company issued or issuable to any Holder that are convertible into or exercisable or exchangeable for Common Stock, whether at the option of the Holder or otherwise.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

“Transfer” means, with respect to any security, the offer for sale, sale, pledge, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, share lending arrangement or other transfer or disposition or encumbrance (or any transaction or device that is designed to or could be expected to result in the transfer or the disposition by any Person at any time in the future), whether directly or indirectly, of such security, and shall include the entering into of any swap, hedge or other derivatives transaction or other transaction that transfers to another, in whole or in part, any rights, economic benefits or consequences, or risks of ownership, including by way of settlement by delivery of such security or other securities in cash or otherwise.

(b) Interpretation. Unless otherwise noted:

(i) All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor thereto in effect at the time.

(ii) All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successor thereto.

(iii) All references to agreements and other contractual instruments shall be deemed to be references to such agreements or other instruments as they may be amended from time to time.

Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

2. Transfers.

(a) The undersigned understands and agrees that upon consummation of the Mergers (the “Consummation Date”) and in accordance with the Merger Agreement, the Company proposes to issue Common Stock to the Investors pursuant to a registration statement on Form S-4 to be filed with the Securities and Exchange Commission under the Securities Act.

(b) No Holder may Transfer all or any portion of its Securities during the Lock-up Period; provided, that no such limitation on Transfers shall apply to (i) with respect to any Holder, Transfers to Permitted Transferees of such Holder, (ii) Transfers to the Company, (iii) Transfers by a Holder and its Affiliates to any other Holder and its Affiliates (excluding, for the avoidance of doubt, any Transfer or distribution to any limited partner of any IM Investor or its Affiliates that is a partnership); provided, however, that any such transferee that is not a Holder shall execute and deliver to the Company a joinder agreement in form and substance attached as Exhibit A hereto, to evidence its agreement to be bound by, and to comply with, this Agreement as a Holder, and (iv) as may be approved in writing from time to time by the Board of Directors; provided, however, that in the case of any IM Investor or any Holder that is an Affiliate of any IM Investor, as may be approved in writing by a majority of the independent directors of the Board of Directors (each such Transfer described in clauses (i)-(iv) of this Section 2, subject to compliance with Section 3, a “Permitted Transfer”). Notwithstanding anything to the contrary in this Agreement, Transfers of Securities shall not be permitted except in accordance with this Section 2 and as set forth in Section 3. Each Holder agrees that it will not make any demand for or exercise any right with respect to, the registration of any Registrable Securities until the expiration of the Lock-up Period, except as may be separately approved in writing by the Board of Directors of the Company in connection with any Permitted Transfer.

3. Permitted Transfers; No Effect of Transfers.

(a) No Transfer shall be deemed a Permitted Transfer hereunder unless and until at the time of Transfer of such Security, as contemplated by Section 2 hereof, such Permitted Transferee executes and delivers to the Company a joinder agreement in form and substance attached as Exhibit A hereto, to evidence its agreement to be bound by, and to comply with, this Agreement as a Holder.

(b) No Transfer of any Securities in violation of any provision of this Agreement will be effective to pass any title to, or create any interest in favor of, any Person. Any Holder who intentionally and knowingly attempts to so effect a Transfer in violation of this Agreement will be deemed to have committed a material breach of its obligations to the other Holders and to the Company hereunder.

4. Restrictive Legend; Stop Transfer Instruction.

(a) Certificates representing the Securities may bear the following legend: “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP AGREEMENT AMONG THE REGISTERED OWNER OF SUCH SECURITIES, INTERMEDIA OUTDOOR HOLDINGS, INC. AND CERTAIN OTHER PARTIES THERETO THAT MATERIALLY RESTRICTS THE TRANSFERABILITY OF THE SECURITIES. A COPY OF THE AGREEMENT IS ON FILE WITH THE SECRETARY OF INTERMEDIA OUTDOOR HOLDINGS, INC.

(b) In order to ensure compliance with the provisions contained herein, each Holder agrees that the Company may issue appropriate “stop transfer” certificates or instructions with the Company’s transfer agent and registrar against the transfer of a Holder’s Securities, or otherwise make adequate provision to restrict the transferability of the Securities, in the event of a transfer other than in compliance with the provisions of this Agreement and that it may make appropriate notations to the same effect in its records.

5. Successors and Assigns; Third Party Beneficiaries. The undersigned understands that the Company and the other parties hereto are relying upon this Agreement in proceeding toward consummation of the Mergers. The undersigned further understands that this Agreement is irrevocable and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as provided herein. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement; provided, that the Company is expressly intended to be a third party beneficiary of the parties’ agreements herein and shall have the right to enforce the provisions of this Agreement. This Agreement shall not be assigned by the Company except as provided herein. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets, recapitalization, reorganization or otherwise) to assume this Agreement as a condition to any such transaction.

6. Termination. This Agreement shall automatically terminate and be of no further force or effect upon the earlier to occur of (i) the termination of the Merger Agreement and (ii) the first Business Day following the expiration of the Lock-up Period; except that Section 3(b), 4(b) and Sections 6 through 18 of this Agreement shall survive termination under this Section 6.

7. Remedies. The Holders and the Company, in addition to being entitled to exercise all rights granted by law, shall be entitled to specific performance of their rights under this Agreement. The Company and the Holders agree that monetary damages would not be adequate compensation for any loss incurred by reason of breach of the provisions of this Agreement and hereby agree to waive in any action for specific performance the defense that a remedy at law would be adequate or that there is need for a bond.

8. Notices. All notices, demands and other communications provide for or permitted hereunder shall be made in writing and shall be made by registered or certified first-class mail, return receipt requested, telecopy, electronic transmission, courier service or personal delivery:

(i) If to the Company:

InterMedia Outdoor Holdings, Inc.

c/o InterMedia Partners, L.P.

1040 Avenue of the Americas

New York, NY 10019

Attention: Mark Coleman, Esq.

Fax No: (212) 503-2879

Attention: Andrew Goldstein

Fax No:	(212) 403-7102
With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Fax: (212) 757-3990

Attn:	Jeffrey D. Marell, Esq.
Tracey A. Zaccone, Esq.

(ii) If to the Investors, at the addresses set forth on the signature pages hereto;

(iii) If to any Holder, as set forth in the applicable joinder agreement.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied or electronically transmitted. Any party to be given notice in accordance with this section may designate another address or Peron for receipt of notices hereunder.

9. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

10. GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement or the affairs of the Company. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY THAT MAY ARISE, WHETHER IN WHOLE OR IN PART, UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

13. Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

14. Interpretation. The parties hereto acknowledge and agree that (i) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

15. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

16. Further Assurances. Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

17. Other Agreements. Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of securities of the Company imposed by any other agreement, including the Registration Rights Agreement.

18. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

INTERMEDIA OUTDOOR HOLDINGS, INC.

By:	/s/ InterMedia Outdoor Holdings, Inc.
Name:
Title:

INTERMEDIA PARTNERS VII, L.P.

By:	/s/ InterMedia Partners VII, L.P.
Name:	Leo Hindery, Jr.
Title:	Managing Partner
Address:

MUSK OX INVESTMENTS, LP

By:	/s/ Musk Ox Investments, LP
Name:
Title:
Address:

THE WILMA M. MASSIE TRUST DATED JUNE 3, 1994

By:	/s/ The Wilma M. Massie Trust Dated June 3, 1994
Name:
Title:
Address:

Signature Page to Lock-Up Agreement

THE WILMA M. MASSIE IRREVOCABLE TRUST DATED APRIL 27, 1994

By:	/s/ The Wilma M. Massie Irrevocable Trust Dated April 27, 1994
Name:
Title:
Address:

MASSIE FAMILY TRUST DATED MAY 23, 2007

By:	/s/ Massie Family Trust Dated May 23, 2007
Name:
Title:
Address:

PERRY T. MASSIE & SANDRA LYNN MASSIE TRUST DATED OCTOBER 14, 1997

By:	/s/ Perry T. Massie & Sandra Lynn Massie Trust Dated October 14, 1997
Name:
Title:
Address:

By:	/s/ Thomas H. Massie
Name:	Thomas H. Massie
Address:

By:	/s/ Perry T. Massie
Name:	Perry T. Massie
Address:

By:	/s/ Thomas E. Hornish
Name:	Thomas E. Hornish
Address:

Schedule 1

OUTD Investors

Thomas E. Hornish

Perry T. Massie

Thomas H. Massie

Musk Ox Investments, LP

The Wilma M. Massie Trust dated June 3, 1994

The Wilma M. Massie Irrevocable Trust dated April 27, 1994

Massie Family Trust dated May 23, 2007

Perry T. Massie & Sandra Lynn Massie Trust dated October 14, 1997

IM Investors

InterMedia Partners VII, L.P.

Exhibit A

Form of Joinder Agreement

ACKNOWLEDGMENT AND AGREEMENT

Joinder to Lock-Up Agreement

Relating to InterMedia Outdoor Holdings, Inc. Common Stock

WHEREAS, the undersigned (the “Transferee”) wishes to receive, from                      (the “Transferor”),                      shares, par value $0.001 per share, of common stock (the “Common Stock”), of InterMedia Outdoor Holdings, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Common Stock is subject to that certain Lock-Up Agreement, dated as of November 15, 2012 and as further amended from time to time (the “Agreement”), by and among the Company and certain investors named therein. Capitalized terms used herein and not otherwise defined are given the meaning assigned to such terms in the Agreement;

WHEREAS, the Transferee has been given a copy of the Agreement and afforded ample opportunity to read it, and the Transferee is thoroughly familiar with its terms; and

WHEREAS, pursuant to the terms of the Agreement, the Transferor may not Transfer all or any portion of the Transferor’s Common Stock unless in compliance with the Agreement and in accordance with Section 2 and Section 3 thereof. This Acknowledgment and Agreement constitutes a joinder agreement as contemplated by Section 3(a) of the Agreement.

NOW, THEREFORE, in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to induce the Transferor to transfer such Common Stock to the Transferee and the Company to permit such transfer, the Transferee does hereby acknowledge and agree that (i) the Transferee has been given a copy of the Agreement and ample opportunity to read it, and is thoroughly familiar with its terms, (ii) the Common Stock are subject to the terms and conditions set forth in the Agreement and (iii) the Transferee shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto.

Signed this      day of         , 20    ,

Transferee:

By:
Name:
Title: